Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SHAREDLABS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF JANUARY, A.D. 2018, AT 12:13 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-FOURTH DAY OF JANUARY, A.D. 2018 AT 5 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

6241168 8100
SR# 20180457749

Authentication: 202025645
Date: 01-24-18

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:13 PM 01/24/2018
FILED 12:13 PM 01/24/2018
SR 20180457749 - File Number 6241168

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
SHAREDLABS, INC.

SharedLabs, Inc. (the "**Corporation**") organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The name of the Corporation is SharedLabs, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was on December 7, 2016.

SECOND: The Board of Directors of the Corporation duly adopted, in accordance with Section 242 of the General Corporation Law of the State of Delaware, a resolution proposing and declaring advisable the following amendment to Article FOURTH of the Certificate of Incorporation of said Corporation be amended and restated in its entirety to read as follows:

FOURTH: The aggregate number of shares which the Corporation is authorized to issue is One Hundred and Ten Million (110,000,000), divided into classes as follows:

A. One Hundred Million (100,000,000) shares of common stock, $0.0001 par value per share (hereinafter called the "**Common Stock**");

B. Ten Million (10,000,000) shares of preferred stock, $0.0001 par value per share, to be issued in series (the "**Preferred Stock**").

The following is a statement of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Corporation: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designations and relative rights, preferences, and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors pursuant to the Delaware General Corporation Law.

THIRD: This Amendment to the Certificate of Incorporation shall be effective at 5:00 pm Eastern Time on January 24, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this day of 24th day of January, 2018.

Jason Cory, Chief Executive Officer